Exhibit 4.5

GRID PROMISSORY NOTE

US$1,200,000.00	July 30, 2003
Louisville, Colorado

For value received, receipt and sufficiency of which is acknowledged, Sound Surgical Technologies LLC, a limited liability company organized and existing under the laws of the state of Colorado, and having its principal office at 357 So. McCaslin Blvd., Suite 100, Louisville, CO 80027 (“Borrower”) promises to pay to Donald B. Wingerter (“Lender”) on demand at 684 Humphrey Drive, Evergreen, CO 80439 the principal sum of One Million Two Hundred Thousand United States Dollars (US$1,200,000.00) or, if less, the principal amount shown to be due on the attached schedule, together with interest on the unpaid principal balance from time to time at the rate of twelve percent (12%) per year from the date of borrowing of such principal amount until paid in full. Borrower authorizes and appoints Douglas D. Foote as agent of Borrower to enter each borrowing and repayment of principal under this Note on the schedule attached to and hereby incorporated in this Note and agrees that such entries shall be conclusive evidence of the principal balance due under this Note at any time, absent manifest error. Initial borrowing under this Note shall be Seven Hundred Twenty Thousand United States Dollars (US$720,000.00). This Note is in full payment and satisfaction of the principal amount of $500,000.00 due under that promissory note from Borrower to Lender dated August 1, 2002 in the face amount of $500,000.00 and the additional principal amount of $220,000 borrowed by Borrower from Lender from June 26, 2003 through the date of this Note.

Borrower may repay the principal amount outstanding under this Note in whole or in part at any time without penalty.

Upon default in the payment of principal or interest when due, the entire unpaid balance of principal and interest then due shall bear interest at the rate per year equal to the prime rate published in the Wall Street Journal under “Money Rates” or its successor heading from time to time plus eight (8) percentage points or the highest rate allowed by law, whichever is lower, until paid in full.

If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through bankruptcy or other legal proceedings of any kind, Borrower agrees to pay, in addition to all principal and interest payable under this Note, all costs and expenses of collection, including but not limited to reasonable attorneys’ fees.

Borrower and any and all endorsers of this Note severally waive presentment for payment, notice of nonpayment, demand, notice of demand, protest, notice of protest, notice of dishonor, diligence in enforcement and notice of indulgences of every kind and without further notice hereby agree to renewals, extensions, indulgences or partial payments, either before or after demand for payment.

This note has been executed under, and shall be construed and enforced in accordance with, the laws of the state of Colorado, except as such laws are preempted by applicable federal laws of the United States of America.

The undersigned represent that they are Managers of Borrower, and that they have full power and authority to execute and deliver this Note on behalf of Borrower, and that when so executed and delivered, it will constitute the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable laws dealing with insolvency and bankruptcy and to laws affecting creditors rights generally.

Executed and delivered this 30th day of July 2003.

SOUND SURGICAL TECHNOLOGIES LLC

/ Douglas D. Foote /	/ William W. Cimino /
By: Douglas D. Foote	By: William W. Cimino

SCHEDULE TO GRID PROMISSORY NOTE

SOUND SURGICAL TECHNOLOGIES LLC to

DONALD B. WINGERTER

Dated July 30, 2003	US$1,200,000.00

DATE	AMOUNT BORROWED	AMOUNT REPAID	PRINCIPAL BALANCE DUE	INITIALS

July 30, 2003	$720,000.00		$720,000.00	/ DF /

August 01, 2003	$15,000.00		$735,000.00	/ DF /

August 06, 2003	$24,000.00		$759,000.00	/ DF /

August 08, 2003	$8,000.00		$767,000.00	/ DF /

August 11, 2003	$18,000.00		$785,000.00	/ DF /

August 12, 2003	$2,300.00		$787,300.00	/ DF /

August 27, 2003	$2,000.00		$789,300.00	/ DF /

August 28, 2003	$5,000.00		$794,300.00	/ DF /

September 4, 2003	$85,700.00		$880,000.00	/ DF /

September 5, 2003	$23,000.00		$903,000.00	/ DF /

SCHEDULE (Continued – Page 2) TO GRID PROMISSORY NOTE

SOUND SURGICAL TECHNOLOGIES LLC to

DONALD B. WINGERTER

Dated July 30, 2003	US$1,200,000.00

DATE	AMOUNT BORROWED	AMOUNT REPAID	PRINCIPAL BALANCE DUE	INITIALS

September 10, 2003	$19,000.00		$922,000.00	/ DF /

September 11, 2003	$17,000.00		$939,000.00	/ DF /

September 12, 2003	$5,000.00		$944,000.00	/ DF /

September 15, 2003	$26,000.00		$970,000.00	/ DF /

September 16, 2003	$54,000.00		$1,024,000.00	/ DF /

September 17, 2003	$8,000.00		$1,032,000.00	/ DF /

September 18, 2003	$3,000.00		$1,035,000.00	/ DF /

September 29, 2003	$22,000.00		$1,057,000.00	/ DF /

October 6, 2003	$1,000.00		$1,058,000.00	/ DF /

October 8, 2003	$31,000.00		$1,089,000.00	/ DF /

October 8, 2003	$13,000.00		$1,102,000.00	/ DF /

October 16, 2003	$5,000.00		$1,107,000.00	/ DF /

December 5, 2003		$632,750.00	$474,250.00	/ DF /

December 14, 2004		$474,250.00	$-0-	/ DF /